EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1MEF

(Form Type)

APEX Tech Acquisition Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary shares underlying the Rights included as part of the Units(2)	Rule 457(a)	958,334	$10.00	$9,583,340	$138.10 per $1,000,000	$1,323.46

Total Offering Amounts						$9,583,340		1,323.46
Total Fees Previously Paid								$0
Total Fee Offsets								N/A
Net Fee Due								$1,323.46

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.